MEYERS NORRIS PENNY LLP

October 7, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Subject: Notice of Change of Auditor – Jayhawk Energy Inc. (the "Company")

Dear Sirs/Mesdames:

We have reviewed the statements included under Item 4.01 in the form 8K dated October 5, 2009 from the Company, to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to the dismissal and our audits for the years ended September 30, 2008 and 2007, and our review of interim financial statements.

Yours truly,

Meyers Norris Penny LLP

MEYERS NORRIS PENNY LLP

/cab